Exhibit 23.2


                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S CONSENT



The Board of Directors and Stockholders
Digital Biometrics, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Digital Biometrics, Inc., of our reports dated November 21, 1997, except as to note 14(a) which is as of November 24, 1997, and note 14(b) which is as of December 1, 1997, relating to the balance sheets of Digital Biometrics, Inc. as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997 and the related schedule, which reports appear in the September 30, 1997 annual report on Form 10-K/A and to the reference to our Firm under the heading "Experts" in the prospectus.



                                        /s/KPMG Peat Marwick LLP

Minneapolis, Minnesota



June 2, 1998